U.S. GOLD CORPORATION AND
US GOLD CANADIAN ACQUISITION CORPORATION
Offer To Purchase All
Outstanding Common Shares
of
WHITE KNIGHT RESOURCES LTD.
On the basis of 0.35 of an exchangeable share
of
US Gold Canadian Acquisition Corporation
for
each White Knight common share

Pursuant to the Prospectus dated February 12, 2007

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., VANCOUVER TIME, ON
FRIDAY, MARCH 23, 2007, UNLESS THE OFFER IS EXTENDED

February 12, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by U.S. Gold Corporation, a Colorado corporation (“U.S. Gold”), and its wholly-owned subsidiary, US Gold Canadian Acquisition Corporation, a corporation existing under the Business Corporations Act (Alberta) (“Canadian Exchange Co.” and together with U.S. Gold, the “Offerors”), to act as Dealer Manager in connection with U.S. Gold’s offer to purchase (the “Offer”) all of the outstanding common shares (the “Shares”) of White Knight Resources Ltd. (“White Knight”), a corporation existing under the Business Corporations Act (British Columbia), in exchange for 0.35 of an exchangeable share of Canadian Exchange Co., upon the terms and subject to the conditions set forth in the Prospectus dated February 12, 2007 (the “Prospectus”) and the related Letter of Acceptance and Transmittal enclosed herewith. The exchangeable shares of Canadian Exchange Co. will be exchangeable for shares of common stock of U.S. Gold on a one-for-one basis and will have the rights, privileges, restrictions and conditions described in the Prospectus.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Prospectus;

2. The Letter of Acceptance and Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup federal income tax withholding;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Kingsdale Shareholder Services Inc. (the “Depositary”) by the expiry time (as defined in the Prospectus) or if the procedure for book-entry transfer cannot be completed by the expiry time;

4. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to Kingsdale Shareholder Services Inc., the Depositary, for your use only.

Certain conditions to the Offer are described beginning on page 43 of the Prospectus.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 5:00 p.m., Vancouver time, on Friday, March 23, 2007, unless the Offer is extended.

For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt for such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Acceptance and Transmittal, including any required signature guarantees, and any other documents required in the Letter of Acceptance and Transmittal, must be timely received by the Depositary, or (b) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Prospectus and Letter of Acceptance and Transmittal.

The Offerors will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and Information Agent as described in the Prospectus) for soliciting tenders of Shares pursuant to the Offer. The Offerors will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Prospectus.

Very truly yours,

Georgeson Securities Corporation

Nothing contained herein or in the enclosed documents shall constitute you the agent of the Offerors, the Dealer Manager, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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